Exhibit 21.1

Wholly Owned Subsidiaries

NetSol Technologies Americas, Inc. (“NTA”)

NetSol Connect (Private), Ltd. (“Connect”)

NetSol Technologies Australia Pty Ltd. (“Australia”)

NetSol Technologies Europe Limited (“NTE”)

NetSol Technologies (Beijing) Co. Ltd. (“NetSol Beijing”)

Tianjin NuoJinZhiCheng Co., Ltd (“Tianjin”)

Ascent Europe Ltd. (“AEL”)

Virtual Lease Services Holdings Limited (“VLSH”)

Virtual Lease Services Limited (“VLS”)

Virtual Lease Services (Ireland) Limited (“VLSIL”)

Majority Owned Subsidiaries

NetSol Technologies, Ltd. (“NetSol PK”)

NetSol Innovation (Private) Limited (“NetSol Innovation”)

NetSol Institute of Artificial Intelligence (Private) Limited (“NIAI”)

NETSOL Ascent Middle East Computer Equipment Trading LLC (“Namecet”)

NetSol Technologies Thailand Limited (“NetSol Thai”)

OTOZ (Thailand) Limited (“OTOZ® Thai”)